EXHIBIT 99.1

American Oriental Bioengineering Reports
Second Quarter 2011 Financial Results

New York, August 9, 2011 – American Oriental Bioengineering, Inc. (NYSE: AOB), (the “Company” or “AOB”), a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over–the-counter (“OTC”) products, today announced financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Financial Performance

In the second quarter of 2011, revenue decreased to $54.1 million from $77.3 million in the same period of 2010.

●
The Company generated revenue of $50.3 million from its manufacturing business in the second quarter of 2011 compared with $73.7 million in the prior year period.  Revenue from pharmaceutical products decreased to $40.7 million from $63.8 million in the prior year period.  Nutraceutical products generated revenue of approximately $9.5 million in the second quarter of 2011, compared to $9.9 million in the prior year period.  We decreased the manufacturing of certain generic drugs strategically shifted the products mix toward higher-margin products from lower margin products in order to minimize the impact from the increased cost of certain raw materials and the continuing government price cut on certain products.

●	The Company generated $3.8 million from its distribution business, Nuo Hua, in the second quarter of 2011, an increase of 5.2% from $3.6 million in the prior year period.

Gross profit in the second quarter of 2011 was $25.8 million compared to $39.8 million in the second quarter of 2010.  Gross margin was 47.8% compared to 51.5% in the prior year period.  The margin pressure was mainly caused by the increased costs of certain raw materials and newly levied urban construction and maintenance tax and educational surcharge to foreign invested companies in China since December, 2010.

Operating income in the second quarter of 2011 decreased to $6.3 million compared with $9.1 million in the prior year period.  Total operating expenses decreased 36.4% to $19.6 million from $30.8 million in the prior year period.  Selling, general and administrative expenses decreased 32.4% to $11.3 million from $16.7 million in the prior year period.  The decrease reflects management’s continuing efforts to stringently control the spending. Advertising expense decreased 63.1% to $3.4 million in the second quarter of 2011 from $9.2 million in the prior year period, reflecting reduced advertising efforts on some of OTC drugs to correspond to the Company’s selective product sales strategy and optimal product portfolio.  Research and development expenses decreased 3.9% to $3.1 million from $3.3 million in the prior year period while the company continues to invest in its innovation and technology improvement.

The Company generated a gain of $1.4 million due to changes in ownership of unconsolidated entities, including investments in Nuo Hua Affiliate and Aoxing Pharmaceutical Company, Inc. (“AXN”).

Net income attributable to controlling interest for the second quarter of 2011 was $3.6 million, or $0.05 per diluted share, compared to $5.1 million, or $0.07 per diluted share, in the prior year period.

First Half 2011 Financial Performance

Revenue for the first half of 2011 decreased to $106.1 million from $131.0 million in the prior year period.  In the first half of 2011, gross profit was $50.9 million, compared to $68.1 million in the prior year period.  Operating income in the first half of 2011was $11.8 million, compared to $15.5 million in the prior year period.  Net income attributable to controlling interest in the first half of 2011 was $4.5 million, or $0.06 per diluted share, compared to $8.2 million, or $0.11 per diluted share, in the prior year period.

Balance Sheet

Our cash position at June 30, 2011 was $75 million, representing a decrease of $19.5 million compared with our cash position of $94.6 million at December 31, 2010. The decrease was mainly attributable to the decrease of investing activities of $35.7 million and partially offset by the increase from the operating and financing activities of $12.2 million and $0.2 million in the first half of 2011, respectively.

The Company generated approximately $12.2 million of operating cash flow in the first half of 2011, representing an increase of $4.4 million compared with cash flows from operations of $7.7 million for the same period of 2010 mainly from the collection of accounts and notes receivable of $19.2 million.

Our net cash used in investing activities amounted to $35.7 million in the first half of 2011 including cash outflows for a deposit of $23.8 million for a long-lived asset to be acquired, which will allow us to have the right to establish a TCM raw material trading center in Northeast China approved by SFDA. The investment is intended to be integrated with our competitive infrastructure and whole supply chain management, providing a platform for the Company to start a TCM raw material trading business, offering a long term steadier supply of quality raw materials with manageable costs covering Northeast China and generating new profit stream in addition to our existing product portfolio.

We also paid $8.5 million for purchases of construction in progress in the first half of 2011 for the expansion and upgrade of our manufacturing facilities to complement capacity improvement and efficiency enhancement.

We maintain a significant level of working capital. Our working capital decreased to $138.5 million at June 30, 2011, as compared to $162.2 million at December 31, 2010, primarily due to a decrease in cash and cash equivalents by $19.5 million, a decrease in net accounts and notes receivable by $19.0 million and partially offset by an increase of net inventories of $11.9 million.

Mr. Tony Liu, Chairman and Chief Executive Officer of AOB, commented, “Our second quarter 2011 financial results were in line with our expectations considering the increased costs of certain raw materials and the government’s price reduction on certain drugs.  The financial performance reflects our continuing efforts on profitability and cost control, which largely absorbed revenue pressure and mitigated margin decline.  We are also excited to benefit from our long-term investments in R&D both domestically and internationally.”

Conference Call

The Company will hold a conference call at 8:00 am ET on Wednesday, August 10, 2011, to discuss its results.  Listeners may access the call by dialing 1-800-299-0148 or 1-617-801-9711 for international callers, access code: 43793141.  A webcast will also be available through AOB's website at www.bioaobo.com.  A replay of the call will be available through August 17, 2011.  Listeners may access the replay by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 22224178.

About American Oriental Bioengineering, Inc.

American Oriental Bioengineering, Inc. is a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter products.

Safe Harbor Statement

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  The economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in the forward looking statements in this press release.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contact:
ICR, LLC
Christine Duan or Ashley Ammon
203-682-8200

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	JUNE 30, 2011	DECEMBER 31, 2010

CURRENT ASSETS
Cash and cash equivalents	$75,030,526	$94,568,520
Restricted Cash	1,306,706	537,297
Accounts and notes receivable, net	61,582,172	80,598,919
Inventories, net	24,562,693	12,665,586
Advances to suppliers and prepaid expenses	18,038,742	14,246,144
Deferred tax assets	319,197	649,503
Other current assets	2,867,258	2,986,005
Total Current Assets	183,707,294	206,251,974

LONG-TERM ASSETS
Property, plant and equipment, net	110,060,705	109,547,616
Land use rights, net	157,244,683	155,433,311
Other long term assets	38,112,044	8,167,880
Construction in progress	31,479,655	22,516,044
Other intangible assets, net	13,539,694	14,889,127
Goodwill	33,164,121	33,164,121
Other long-term investment	41,772,510	-
Investments in and advances to equity investments	19,759,725	59,068,491
Deferred tax assets	90,519	147,024
Unamortized financing costs	1,895,259	2,359,404
Total Long-Term Assets	447,118,915	405,293,018

TOTAL ASSETS	$630,826,209	$611,544,992

LIABILITIES AND SHAREHOLDERS’ EQUITY

	JUNE 30, 2011	DECEMBER 31, 2010

CURRENT LIABILITIES
Accounts payable	$14,663,333	$10,716,686
Notes payable	1,306,706	537,297
Other payables and accrued expenses	14,175,197	18,039,557
Taxes payable	2,550,152	1,237,169
Short-term bank loans	8,166,337	6,957,258
Current portion of long-term bank loans	62,148	61,405
Other liabilities	4,107,599	6,284,107
Deferred tax liabilities	171,650	243,304
Total Current Liabilities	45,203,122	44,076,783

LONG-TERM LIABILITIES
Long-term bank loans, net of current portion	648,560	679,866
Deferred tax liabilities	15,671,928	15,837,479
Unrecognized tax benefits	6,666,147	5,050,157
Convertible Notes	115,000,000	115,000,000
Total Long-Term Liabilities	137,986,635	136,567,502
TOTAL LIABILITIES	183,189,757	180,644,285

EQUITY
SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 2,000,000 shares authorized; 1,000,000 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	1,000	1,000
Common stock, $0.001 par value; 150,000,000 shares authorized; 78,915,514 shares and 78,598,604 shares issued as of June 30, 2011 and December 31, 2010, respectively; 78,466,351 shares and 78,598,604 shares outstanding as of June 30, 2011 and December 31, 2010, respectively	78,915	78,598
Common stock to be issued	157,333	350,500
Additional paid-in capital	205,149,497	203,322,671
Retained earnings (the restricted portion of retained earnings is $26,471,124 at both June 30, 2011 and December 31, 2010)	212,020,274	207,515,104
Less: Treasury stock, at cost (449,163 shares and nil as of June 30, 2011 and December 31, 2010, respectively)	(799,999)	-
Less: Prepaid forward repurchase contract	(29,998,616)	(29,998,616)
Accumulated other comprehensive income	60,536,528	49,126,251
Total Shareholders’ Equity	447,144,932	430,395,508
Non-controlling Interest	491,520	505,199
TOTAL EQUITY	447,636,452	430,900,707
TOTAL LIABILITIES AND EQUITY	$630,826,209	$611,544,992

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
  (UNAUDITED)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2011	2010	2011	2010

Revenues	$54,051,796	$77,296,212	$106,053,906	$131,045,980

Cost of sales	28,206,945	37,455,860	55,133,145	62,968,907

GROSS PROFIT	25,844,851	39,840,352	50,920,761	68,077,073

Selling, general & administrative expenses	11,258,098	16,663,566	22,497,345	27,406,278
Advertising costs	3,399,355	9,217,247	7,220,503	15,965,717
Research and development costs	3,125,276	3,250,882	5,826,488	6,029,691
Depreciation and amortization	1,784,380	1,622,989	3,555,091	3,219,947

Total operating expenses	19,567,109	30,754,684	39,099,427	52,621,633

INCOME FROM OPERATIONS	6,277,742	9,085,668	11,821,334	15,455,440

Equity in earnings (losses) from unconsolidated entities	551,461	(296,301)	141,575	(41,086)
Gain (loss) on changes in ownership of unconsolidated entities	1,417,878	125,502	1,417,878	(12,240)
Interest expense, net	(1,518,810)	(1,371,246)	(3,032,395)	(2,937,031)
Other income (expenses), net	11,887	(30,039)	437,767	(17,792)

INCOME BEFORE INCOME TAXES	6,740,158	7,513,584	10,786,159	12,447,291
Income tax	3,169,813	2,395,850	6,294,668	4,211,780

NET INCOME	3,570,345	5,117,734	4,491,491	8,235,511

Net loss attribute to non-controlling interest	10,673	6,476	13,679	11,876

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	3,581,018	5,124,210	4,505,170	8,247,387

OTHER COMPREHENSIVE INCOME	8,277,811	1,843,654	11,410,277	1,936,503

COMPREHENSIVE INCOME	$11,858,829	$6,967,864	$15,915,447	$10,183,890

EARNINGS PER COMMON SHARE
Basic	$0.05	$0.07	$0.06	$0.11
Diluted	$0.05	$0.07	$0.06	$0.11

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	74,675,136	74,743,986	74,788,633	74,680,327
Diluted	76,621,881	75,857,073	76,328,242	75,502,489